UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ACCESS PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACCESS PHARMACEUTICALS, INC.

2600 Stemmons Freeway, Suite 176

Dallas, Texas 75207

(214)  905-5100

April 20, 2006

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Meeting”) of Access Pharmaceuticals, Inc. (the “Company”) to be held on Friday, May 19, 2006 at 10:00 a.m., local time, at the New York Athletic Club, 180 Central Park South, New York, New York 10019, (212) 247-5100.

The Notice of Annual Meeting and the Proxy Statement that follow describe the business to be considered and acted upon by stockholders of the Company at the Meeting. Please carefully review the information contained in the Proxy Statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.  IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AT THAT TIME BY REQUESTING THE RIGHT TO VOTE IN PERSON.

Sincerely,

/s/ Rosemary Mazanet

Rosemary Mazanet
Acting CEO

ACCESS PHARMACEUTICALS, INC.

2600 Stemmons Freeway, Suite 176

Dallas, Texas 75207

(214)  905-5100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on May 19, 2006

PLEASE TAKE NOTICE that the Annual Meeting of Stockholders (the “Meeting”) of Access Pharmaceuticals, Inc. (the “Company”) will be held at the New York Athletic Club, 180 Central Park South, New York, New York  10019, on Tuesday, May 19, 2006, at 10:00 a.m., local time, for the following purposes:

1.     To elect two Class 2 Directors to hold office for a term of three years and until their successors are elected and qualified.

2.     To consider and act upon a proposal to amend the Company’s Certificate of Incorporation, as amended, (the “Amendment”) to effect a one-for-five reverse stock split (the “Reverse Stock Split”) pursuant to which every five shares of the Company’s common stock, par value $.01 per share, (“Common Stock”) outstanding on the effective date of the Amendment would be converted into one share of Common Stock.  This proposal will decrease the number of outstanding shares of Common Stock from approximately 17,651,040 to 3,530,208.  To avoid the existence of fractional shares of Common Stock, stockholders who would otherwise be entitled to fractional shares of Common Stock after giving effect to the Reverse Stock Split, will receive cash in lieu thereof.

3.     To consider and act upon a proposal to amend the Company’s Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 50,000,000 shares to 100,000,000 shares.

4.     To consider and act upon a proposal to amend the Company’s 2005 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder.

5.     To consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

6.     To transact such other business, including stockholder proposals described in the proxy statement and any others if properly presented, as may properly come before the Meeting or any postponements or adjournments thereof.

Stockholders of record at the close of business on March 30, 2006, the record date for the Meeting, (the “Record Date”) are entitled to receive notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Our Annual Report for the fiscal year ended December 31, 2005 accompanies the Proxy Statement.

Information relating to the proposals described above is set forth in the accompanying Proxy Statement dated April 20, 2006. Please carefully review the information contained in the Proxy Statement, which is incorporated into this Notice.

Stockholders are cordially invited to attend the Meeting in person. YOUR VOTE IS IMPORTANT. If you do not expect to attend the Meeting, or if you do plan to attend but wish to vote by proxy, please complete, date, sign and mail the enclosed proxy card in the return envelope provided addressed to Access Pharmaceuticals, Inc., c/o American Stock Transfer & Trust Co., 40 Wall Street, 46th Floor, New York, New York 10005. Proxies will also be accepted by transmission of a facsimile provided that such facsimile contain sufficient information from which it can be determined that the transmission was authorized by the stockholder delivering such proxy. American Stock Transfer & Trust Company’s fax number is (718) 234-2287.

By Order of the Board of Directors,

/s/ Rosemary Mazanet

Rosemary Mazanet
Acting CEO
Dallas, Texas
April 20, 2006

ACCESS PHARMACEUTICALS, INC.

2600 Stemmons Freeway, Suite 176

Dallas, Texas 75207

(214)  905-5100

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 19, 2006

This Proxy Statement is furnished by Access Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to holders of its common stock, par value $.01 per share (the “Common Stock”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders (the “Meeting”), and at any and all adjournments or postponements thereof. The Meeting will be held on Tuesday, May 19, 2006 at 10:00 a.m., local time, at the New York Athletic Club, 180 Central Park South, New York, New York  10019. This Proxy Statement and the accompanying form of proxy is first being sent to holders of Common Stock on or about April 20, 2006. Our mailing address and the location of our principal executive offices are at 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207, (214) 905-5100.

A Stockholder signing and returning the enclosed proxy may revoke it at any time before it is exercised by voting in person at the Meeting, by submitting another proxy bearing a later date or by giving notice in writing to our Secretary not later than the day prior to the Meeting. All proxies returned prior to the Meeting will be voted in accordance with instructions contained therein or, if no choice is specified for one or more proposals in a proxy submitted by or on behalf of a Company stockholder, the shares represented by such proxy will be voted in favor of such proposals and in the discretion of the named proxies with respect to any other matters which may properly come before the Meeting.

At the close of business on March 30, 2006, the record date for the Meeting, the number of our outstanding shares of Common Stock that are entitled to vote was 17,651,040. We have no other outstanding voting securities. Each outstanding share of Common Stock is entitled to one vote on each proposal set forth in the enclosed proxy. A complete list of Company stockholders entitled to vote at the Meeting will be available for examination by any Stockholder for any purpose germane to the Meeting at our principal executive offices and at the New York Athletic Club, 180 Central Park South, New York, New York 10019, during normal business hours, at least ten days prior to the Meeting. Our Bylaws require that a majority of the shares entitled to vote, present in person or by proxy, shall constitute a quorum for the conduct of business at the Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting.  For purposes of determining the outcome of a vote, abstentions are treated as shares present and entitled to vote.

Stockholders have the right to vote cumulatively for the election of Directors. This means that in voting at the Meeting, each Stockholder, or his proxy, may multiply the number of his shares by two (the number of directors to be elected) and then vote the resulting total number of shares for a single nominee, or distribute such votes on the ballot among the two  nominees desired. The proxies submitted to the Board in response to this solicitation may, at the discretion of the proxy holder, cumulate the votes of the shares the proxies represent. However, the Board requires any Stockholder otherwise electing to exercise his cumulative voting rights, if voting in person, to so indicate prior to the beginning of the Meeting or if voting by proxy given to someone other than those designated by the Board in the solicitation to so indicate on said proxy.

For Proposal 1, directors will be elected by a plurality of shares present in person or represented by proxy at the Meeting, which means that the two individuals receiving the highest number of “For” votes will be elected directors.  Abstentions and broker non-votes will have no effect on the voting results of Proposal 1.  Proposals 2 and 3 will be approved upon the affirmative vote of a majority of the outstanding shares of Common Stock, which means that abstentions and broker non-votes will have the effect of a vote against such proposals.  Proposals 4, 5 and 6 will be approved upon the affirmative vote of a majority of shares present in person or by proxy at the Meeting and entitled to vote on such proposals. Abstentions will have the effect of a vote against such proposals. Broker non-votes will have no effect on the vote for Proposal 4 and will have the effect of a vote against Proposals 5 and 6.

All expenses in connection with solicitation of proxies will be borne by us. We will also request brokers, dealers, banks and voting trustees, and their nominees, to forward this Proxy Statement, the accompanying form of proxy and our Annual Report for the fiscal year ended December 31, 2005 to beneficial owners and will reimburse such record holders for their expense in forwarding solicitation material. We expect to solicit proxies primarily by mail, but Company directors, officers and regular employees may also solicit in person, by telephone or by fax.

The Board does not know of any matters which will be brought before the Meeting other than those matters specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with the recommendations of the Board, or, if no such recommendations are made, in accordance with their best judgment.

This Proxy Statement should be read in conjunction with our Annual Report for the fiscal year ended December 31, 2005, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 2005 contained therein.

Corporate Governance Matters

Corporate Governance Practices and Board Independence

The Board has adopted a number of corporate governance documents, including charters for its Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee, corporate governance guidelines, a code of business conduct and ethics for employees, executive officers and directors (including its principal executive officer and principal financial officer) and a whistleblower policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on the Company’s website at www.accesspharma.com under the heading “Investor Information,” and a copy of any such document may be obtained, without charge, upon written request to the Company, c/o Investor Relations, 2600 Stemmons Freeway, Suite 176, Dallas, Texas, 75207. The Board has determined that the Company is a “Controlled Company” under applicable Securities and Exchange Commission (“SEC”) rules and regulations.

Stockholder Communications with the Board

The Board has established a process for stockholders to send communications to it. Stockholders may send written communications to the Board or individual directors to Access Pharmaceuticals, Inc., Board, c/o Chief Executive Officer, 2600 Stemmons Freeway, Suite 176, Dallas, Texas, 75207. Stockholders also may send communications via email to akc@accesspharma.com with the notation “Attention: Chief Executive Officer” in the Subject field. All communications will be reviewed by the Chief Executive Officer of the Company, who will determine whether such communications are relevant and/or for a proper purpose and appropriate for Board review and, if applicable, submit such communications to the Board on a periodic basis.

Attendance of Directors at Annual Stockholder Meetings

All of the directors attended the 2005 annual stockholder meeting. Although the Company currently does not require directors to attend annual stockholder meetings, it does encourage directors to do so and welcomes their attendance. The Company generally  schedules a Board meeting in conjunction with the Meeting and plans to continue to do so in the future. The Company expects that directors will attend annual stockholder meetings absent a valid reason.

Nomination and Election of Directors

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to serve as a director. The committee may also ask the candidate to meet with Company management. If the committee believes a candidate would be a valuable addition to the Board and there is either a vacancy on the Board or the committee believes it is in the best interests of the Company and our stockholders to increase the number of Board members to elect that candidate, it will recommend to the full Board that candidate’s election.  Messrs. Davis and Alvino were appointed to the Board as a result of contractual obligations of the Company.

Before nominating a sitting director for reelection at an annual stockholder meeting, the committee will consider the director’s performance on the Board and whether the director’s reelection would be in the best interests of the Company’s stockholders and consistent with the Company’s corporate governance guidelines and the Company’s continued compliance with applicable law, rules and regulations.

The Board believes that it should be comprised of directors with diverse and complementary backgrounds, and that directors should have expertise that, at a minimum, may be useful to the Company and may contribute to the success of the Company’s business. Directors also should possess the highest personal and professional ethics and should be willing and able to devote an amount of time sufficient to effectively carry out their duties and contribute to the success of the Company’s business. When considering candidates for director, the committee takes into account a number of factors, including the following:

•    Independence from management;

•    Age, gender and ethnic background;

•    Relevant business experience;

•    Judgment, skill and integrity;

•    Existing commitments to other businesses;

•    Potential conflicts of interest;

•    Corporate governance background;

•    Financial and accounting background;

•    Executive compensation background; and

•    Size and composition of the existing Board.

The Nominating and Corporate Governance Committee will consider candidates for director suggested by stockholders by considering the foregoing criteria and the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to the Company, c/o Investor Relations, 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207 and include the following:

•      The name and address of the stockholder and a statement that he, she or it is a stockholder of the Company and is proposing a candidate for consideration by the committee;

•      The class and number of shares of Company capital stock, if any, owned by the stockholder as of the Record Date for the annual stockholder meeting (if such date has been announced) and as of the date of the notice, and length of time such stockholder has held such shares;

•      The name, age and address of the candidate;

•      A description of the candidate’s business and educational experience;

•      The class and number of shares of Company capital stock, if any, owned by the candidate, and length of time such candidate has held such shares;

•      Information regarding each of the foregoing criteria the Board generally considers, other than the factor regarding Board size and composition, sufficient to enable the committee to evaluate the candidate;

•      A description of any relationship between the candidate and any customer, supplier or competitor of the Company or any actual or potential conflict of interest;

•      A description of any relationship or understanding between the stockholder and the candidate; and

•      A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws presently provide that our Board shall consist of three to fifteen members, shall be divided into three classes as nearly equal in number as possible, and that each Director shall serve for a term of three years and until his successor is elected and qualified or until his earlier resignation, death or removal. By resolution, the Board has set the number of its members at eight. The term of office of one class of Directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The Board presently consists of eight members.

Members of each class serve a term of three years until the respective annual meeting of stockholders and election and qualification of their successors. Mr. Duty and Dr. Howell are Class 2 Directors with their terms set to expire upon the Meeting. Messrs. McDade, Flinn and Alvino are Class 3 Directors with their terms set to expire upon the annual meeting of stockholders in 2007.  Dr. Link and Messrs. Meakem and Davis are Class 1 Directors with their terms set to expire upon the annual meeting of stockholders in 2008  Each of our officers is selected by the Board for a term of one year. There is no family relationship among any of the directors or executive officers.

Nominees for Term Expiring at the Meeting (Class 2 Directors)

Mr. Duty and Dr. Howell are Class 2 Directors. Mr. Duty has served as director since 2002 and Dr. Howell has served as director since 1996. The terms of Mr. Duty and Dr. Howell expire at the Meeting. If elected at the Meeting, both will serve for a term of three years expiring on the date of the annual meeting of stockholders in 2009. The terms of the other six Directors will continue as indicated above.

Business and Experience of Nominees for Director

Mr. Stuart M. Duty has served as one of our directors since November 2002. Mr. Duty is a member of the Audit & Finance Committee of the Board, and a member of the Nominating and Corporate Governance Committee of the Board.  Mr. Duty is currently a partner at Oracle Partners, L.P. Prior to joining Oracle Partners, L.P. he held senior healthcare investment banking positions, most recently, from 1999 to 2001, as the Co-Head of Healthcare Investment Banking at US Bancorp Piper Jaffray. From 1993 to 1999 he was an investment banker at NationsBank Montgomery Securities. In addition to his investment banking experience, Mr. Duty has worked in the biotechnology industry in a business development capacity.

Stephen B. Howell, M.D. has served as one of our directors since 1996. Dr. Howell is a member of the Compensation Committee of the Board.  Dr. Howell is a Professor of Medicine at the University of California, San Diego, and director of the Cancer Pharmacology Program of the UCSD Cancer Center. Dr. Howell is a recipient of the Milken Foundation prize for his contributions to the field of cancer chemotherapy. He has served on the National Research Council of the American Cancer Society and is on the editorial boards of multiple medical journals. Dr. Howell founded DepoTech, Inc. and served as a member of its board of directors from 1989 to 1999. Dr. Howell served on the board of directors of Matrix Pharmaceuticals from 2000 to 2002. Dr. Howell received his AB at the University of Chicago and his MD from Harvard Medical School.

The nominees have consented to serve as our Directors and the Board has no reason to believe that either nominee will be unavailable for such service.

The Board recommends a vote “FOR” the proposed nominees to the Board and the enclosed proxy will be so voted unless a contrary vote is indicated. Each Director shall be elected by a plurality of the votes cast by the holders of Common Stock present in person or by proxy and entitled to vote at the Meeting.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR THE NOMINEES NAMED ABOVE. HOWEVER, THE PERSONS DESIGNATED AS PROXIES RESERVE THE RIGHT TO CAST VOTES FOR ANOTHER PERSON DESIGNATED BY THE BOARD IN THE EVENT THE NOMINEES ARE UNABLE OR UNWILLING TO SERVE.

Information With Respect to Directors Whose Terms Continue and Executive Officers

Directors Whose Term Expires at the Annual Meeting in 2007 (Class 3 Directors)

Mr. Herbert H. McDade, Jr. was elected to be one of our directors in 1988, and is a member of the Compensation Committee of the Board. Mr. McDade was Chairman of the Board until 2004. In February 1989, he was elected Vice-Chairman of the Board and Chief Executive Officer and served in such positions until 1996. In June 1989, he was elected Chairman of the Board and Treasurer in addition to his responsibilities as Chief Executive Officer, and from 1990 to January 1996 he was our President. In addition, he also serves on the board of Discovery Laboratories, Inc. From 1986 to 1987 he served as Chairman of the board of directors and President of Armour Pharmaceutical Co., a wholly-owned subsidiary of Rorer Group, Inc. Prior to 1986 he served for approximately 13 years in various executive positions at Revlon, Inc., including from 1979 to 1986, as President of the International Division of the Revlon Health Care Group. He was also previously associated for twenty years in various executive capacities with The Upjohn Company.

Mr. J. Michael Flinn has served as one of our directors since 1983. Mr. Flinn is Chairman of the Board and was a member of the Compensation Committee and Audit and Finance Committee of the Board. From 1970 to 2000, he was an investment counselor and a consultant to the Operations Group of United Asset Management. He served as a security analyst in the area of healthcare and natural resources. From 1970 to 1995 he was a principal and Chairman with the investment counseling firm of Sirach Capital Management, Inc. He assisted in the management of pension, profit sharing, individual, corporate and foundation accounts totaling over $8.0 billion. He serves as a board member of Lonesome Dove Petroleum. He previously has served on hospital and other healthcare boards.

Mr. Mark V. Alvino became a director in March 2006 as a designee of SCO Capital Partners LLC.  Mr. Alvino currently works as Managing Director for SCO Financial Group LLC.  He previously worked at Feinstein Kean Healthcare, an Ogilvy Public Relations Worldwide Company.  There he was Senior Vice President, responsible for managing both investor and corporate communications programs for many private and public companies and acted as senior counsel throughout the agency’s network of offices.  Prior to working at FKH, Mr. Alvino served as Vice President of Investor Relations and managed the New York Office of Allen & Caron, Inc., an investor relations agency.  His base of clients included medical devices, biotechnology, and e-healthcare companies.  Mr. Alvino also spent several years working with Wall Street brokerages including Ladenburg, Thallman & Co. and Martin Simpson & Co.

Directors Whose Terms Expire at the Annual Meeting in 2008 (Class 1 Directors)

Max Link, Ph.D. has been one of our directors since 1996. Dr. Link is a member of both the Nominating and Corporate Governance Committee, and the Audit & Finance Committee of the Board.  Dr. Link also served as a member of the Audit & Finance Committee of the Board in 2005, and as a member of the Compensation Committee of the Board until March 2006. He has held a number of executive positions with pharmaceutical and health care companies. Most recently, from March 2001 until August 2003, Dr. Link served as Chairman and CEO of Centerpulse, Ltd. (now a part of Zimmer Holdings, Inc.). From May 1993 until June 1994, he served as Chief Executive Officer of Corange Limited. Prior to joining Corange, Dr. Link served in a number of positions with Sandoz Pharma Ltd., including Chief Executive Officer, from 1987 until April 1992, and Chairman, from April 1992 until May 1993. Dr. Link currently serves on the board of directors of five other publicly-traded life science companies: Alexion Pharmaceuticals, Inc., Celsion Corporation, Inc., Discovery Laboratories, Inc., Human Genome Sciences, Inc., and PDL BioPharma, Inc. Dr. Link received his Ph.D. in Economics from the University of St. Gallen in 1970.

Mr. John J. Meakem, Jr. has been one of our directors since 2001. Mr. Meakem is also a member of the Nominating and Corporate Governance Committee of the Board and a member of the Audit & Finance Committee of the Board. Mr. Meakem is a private investor with portfolio holdings in innovative companies with a particular focus on healthcare. Most recently Mr. Meakem served as Chairman of the Board, President and Chief Executive Officer of Advanced Polymer Systems, Inc. from 1991 to 2000. Prior to 1991, he was Corporate Executive Vice President of Combe, Inc. and President of Combe North America. Prior to 1970, Mr. Meakem was with Vick Chemical Company, a division of Richardson Merrell Drug Corporation, for ten years as Vice President of Marketing, New Products & Acquisitions.

Mr. Jeffrey B. Davis became a director in March 2006 as a designee of SCO Capital Partners LLC.  Mr. Davis is a member of the Compensation and Audit and Finance Committees of the Board.  Mr. Davis currently serves as President of SCO Financial Group LLC.  Prior to joining SCO Securities LLC, Mr. Davis served as Senior Vice President and Chief Financial Officer of HemaSure, Inc., a publicly traded development stage healthcare technology company.  Prior to that, Mr. Davis was Vice President, Corporate Finance, at Deutsche Morgan Grenfell, both in the U.S. and Europe.  Mr. Davis also served in senior marketing and product management positions at AT&T Bell Laboratories, where he was also a member of the technical staff.  Prior to that, Mr. Davis was involved in marketing and product management at Philips Medical Systems North America.  Mr. Davis is currently on the board of MacroChem Corporation, Uluru, Inc. and Virium Pharmaceuticals, Inc., a private biotechnology company. Mr. Davis served previously on the board of Bioenvision, Inc. Mr. Davis holds a BS in biomedical engineering from Boston University and an MBA degree from the Wharton School, University of Pennsylvania.

Executive Officers

Dr. Rosemary Mazanet has been Acting Chief Executive Officer since May 2005. Dr. Mazanet also serves as Chief Executive Officer of Breakthrough Therapeutics, LLC, a privately held development stage biotechnology company.  From June 1998 to February 2004, Dr. Mazanet served as Chief Scientific Officer and a General Partner of Oracle Partners, L.P., a healthcare investment firm. Dr. Mazanet also serves as an independent director at GTx, Inc (Nasdaq: GTXI) and is a trustee at the University of Pennsylvania, School of Medicine.

David P. Nowotnik, Ph.D. has been Senior Vice President Research and Development since January 2003 and was Vice President Research and Development from 1998. From 1994 until 1998, Dr. Nowotnik had been with Guilford Pharmaceuticals, Inc. in the position of Senior Director, Product Development and was responsible for a team of scientists developing polymeric controlled-release drug delivery systems. From 1988 to 1994 he was with Bristol-Myers Squibb researching and developing technetium radiopharmaceuticals and MRI contrast agents. From 1977 to 1988 he was with Amersham International leading the project which resulted in the discovery and development of Ceretec.

Mr. Stephen B. Thompson has been Vice President since 2000 and our Chief Financial Officer since 1996. From 1990 to 1996, he was Controller and Administration Manager of Access Pharmaceuticals, Inc., a private Texas corporation. Previously, from 1989 to 1990, Mr. Thompson was Controller of Robert E. Woolley, Inc., a hotel real estate company where he was responsible for accounting, finances and investor relations. From 1985 to 1989, he was Controller of OKC Limited Partnership, an oil and gas company, where he was responsible for accounting, finances and SEC reporting. Between 1975 and 1985 he held various accounting and finance positions with Santa Fe International Corporation.

Officers and Directors

Our directors and executive officers are as follows:

Name	Age	Title

J. Michael Flinn	72	Chairman of the Board

Rosemary Mazanet	50	Acting Chief Executive Officer

Stuart M. Duty	41	Director

Stephen B. Howell, M.D.	61	Director

Max Link, Ph.D.	65	Director

Herbert H. McDade, Jr.	79	Director

John J. Meakem, Jr.	69	Director

Mark V. Alvino	38	Director

Jeffrey B. Davis	43	Director

David P. Nowotnik, Ph.D.	57	Senior Vice President Research & Development

Stephen B. Thompson	52	Vice President, Chief Financial Officer, Treasurer, Secretary

Meetings of the Board and Certain Committees

The Board held a total of 25 meetings either in person or by conference call during the 2005 fiscal year. The  Board has a standing Audit and Finance Committee, Compensation Committee, and Nominating and Corporate Governance Committee. During the 2005 fiscal year, each Director attended at least 75% of the aggregate of the total number of meetings of the Board and all meetings held by all committees on which the individual director served, except for Dr. Howell, who attended 68% of such meetings.

During 2005, the Audit and Finance Committee was composed of three directors, Max Link, Ph.D., Stuart M. Duty, and John J. Meakem , Jr. The Audit and Finance Committee presently is composed of four directors, Max Link, Ph.D., Stuart M. Duty, John J. Meakem , Jr., and Jeffrey B. Davis. The Board has determined that each of Messrs. Link, Duty and Meakem is independent under applicable SEC and AMEX rules and regulations. The Board has determined that Dr. Link is qualified to be an “audit committee financial expert” under applicable SEC rules and regulations. The Audit and Finance Committee is governed by a charter, which is available on the Company’s website at www.accesspharma.com under the heading “Investor Information” and delegates to the Audit and Finance Committee, among other things, the responsibility to engage the independent auditors, review the audit fees, supervise matters relating to audit functions and review and set internal policies and procedure regarding audits, accounting and other financial controls. During the 2005 fiscal year, the Audit and Finance Committee met 3 times.

During 2005, the Compensation Committee was composed of three directors, Herbert H. McDade, Jr., J. Michael Flinn and Max Link. The Compensation Committee presently is composed of Herbert H. McDade , Jr., Jeffrey B. Davis and Stephen B. Howell, MD.  The Board has determined that each of Messrs. McDade and Howell is independent under applicable AMEX rules and regulations. Responsibilities of this committee include approval of remuneration arrangements for executive officers of the Company, review and approval of compensation plans relating to executive officers and directors, including grants of stock options under the Company’s 2005 Equity Incentive Plan and 2001 Restricted Stock Plan, and other benefits and general review of the Company’s employee compensation policies. The charter of the Compensation Committee is available on the Company’s website at www.accesspharma.com under the heading “Investor Information.” During the 2005 fiscal year, the Compensation Committee met once.

The Nominating and Corporate Governance Committee presently is (and during 2005 was) composed of three directors, Stuart M. Duty, John J. Meakem and Max Link, Ph.D., each of whom the Board has determined is independent under applicable AMEX rules and regulations. The Nominating and Corporate Governance Committee is responsible for, among other things, considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing the Company’s corporate governance guidelines. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.accesspharma.com under the heading “Investor Information.” The Nominating and Corporate Governance Committee did not meet during the 2005 fiscal year.

Compensation of Directors

Each director who is not also our employee receives a quarterly fee of $3,000 and $1,000 per quarter per committee (aggregate for all committees) in which he/she is a member. The Chairman of the Board is paid an additional $1,000 per quarter and the Chairman of each of the Audit and Finance and Compensation Committee is paid an additional $500 per quarter. Each director will have $2,000 deducted from their fee if the director misses more than one Board meeting, and $1,000 deducted per committee meeting not attended. In addition, we reimbursed each director, whether an employee or not, the expenses of attending board and committee meetings. Each non-employee director is also entitled to receive options to purchase 12,500 shares of our common stock on the date of each annual meeting of stockholders and options to purchase 20,000 shares of common stock when he/she is first appointed as a director. In addition, in January 2006, we approved the options to purchase 6,000 shares of Common Stock to each director, as well as the grant of options to purchase 100,000 shares of Common Stock to Mr. Flinn, our Chairman of the Board, and options to purchase 24,183 shares of Common Stock to Messrs. Duty and Meakem, members of the Board’s Mergers and Acquisitions Committee.  Mr. Flinn was also paid $140,000 for his services as Chairman of the Board in 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) (“Section 16(a)”) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of such securities. Directors, officers and 10% holders are required by SEC rules to furnish us with copies of all of the Section 16(a) reports they file.

Based solely on a review of reports furnished to us during the 2005 fiscal year or written representatives from our directors and executive officers, none of our directors, executive officers and 10% holders failed to file on a timely basis reports required by Section 16(a) during the 2005 fiscal year, except for Dr. Mazanet who filed one late Form 4, reporting one transaction.

Executive Compensation

The following table sets forth the aggregate compensation paid to our CEO and each of our other executive officers whose aggregate salary and bonus exceeded $100,000 for services rendered in all capacities for the fiscal years ended December 31, 2005, 2004 and 2003.

Summary Compensation Table

	Annual Compensation			Long-term Compensation Awards
Name and Principal Position	Year	Salary (1)	Bonus	Restricted Stock ($ )(2)	Securities Underlying Options (#)	All Other (3) Compensation
Rosemary Mazanet(4)	2005	$217,500	$30,000	$—	280,000	$1,297
Acting CEO

Kerry P. Gray(5)	2005	$133,332	$0	$—	—	$3,505
Former President and CEO	2004	384,449	—	—	100,000	11,470
	2003	366,848	130,000	—	140,000	10,837

David P. Nowotnik, Ph.D.	2005	$250,710	$25,408	$24,154	40,000	$7,094
Senior Vice President	2004	238,995	—	—	25,000	6,433
Research and Development	2003	226,530	24,154	20,412	35,000	6,042

	2005	$152,310	$15,435	$14,704	25,000	$4,455
Stephen B. Thompson	2004	145,260	—	—	15,000	3,365
Vice President, Chief	2003	138,030	14,704	12,474	20,000	3,918
Financial Officer

(1)   Includes amounts deferred under our 401(k) Plan.

(2)   There was no restricted stock outstanding at December 31, 2005.

(3)   Amounts reported for fiscal years 2005, 2004, and 2003 consist of: (i) amounts we contributed to our 401(k) Plan with respect to each named individual, (ii) amounts we paid for group term life insurance for each named individual, and (iii) for Mr. Gray, premiums paid by us each year for life insurance for Mr. Gray.

(4)   Amounts listed in 2005 for Dr. Mazanet indicate compensation paid to her in connection with her services as our Acting CEO commencing on May 11, 2005.

(5)   Amounts listed in 2005 for Mr. Gray indicate compensation paid to him in connection with his services as our President and CEO through May 10, 2005.  In additions to such amounts listed in the table above, Mr. Gray also received a total of $488,335 as per the terms of his severance agreement.

Option Grants in the 2005 Fiscal Year

Individual Option Grants In Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (1)	Exercise Price $ / Sh (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation For Option Term (3)
					5%	10%
Rosemary Mazanet(4), (5)	280,000	56%	$1.24	11/2/15	$218,000	$553,000
Kerry P. Gray (4)	—	0%	$—	—	$—	$—
David P. Nowotnik (4)	40,000	8%	$2.32	5/23/15	$58,000	$148,000
Stephen B. Thompson (4)	25,000	5%	$2.32	5/23/15	$36,000	$92,000

(1)   Based on an aggregate of 498,500 options granted to employees in the 2005 fiscal year, including options granted to the named individual.

(2)   The exercise price of each grant was the closing price on the date of grant as quoted on AMEX.

(3)   Potential realizable value is based on the assumption that the price per share of our Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. There is no assurance that the assumed 5% and 10% annual rates of appreciation (compounded annually) will actually be realized over the term of the option. The assumed 5% and 10% annual rates are set forth in accordance with the rules and regulations adopted by the SEC and do not represent our estimate of stock price appreciation.

(4)   Options generally vest 25% after twelve months and the remaining 75% vest 2.083% monthly commencing twelve months from the date of grant and are exercisable in full 48 months after the date of grant.

(5)   Options listed in 2005 for Dr. Mazanet indicate 30,000 initial options when commencing with us on May 11, 2005, vested in six months, and 250,000 options which vest in connection with her services as our Acting CEO.

Option Exercises and Year-End Value Table

The following table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2005. Also reported are the values of “in-the-money” stock options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of our Common Stock.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

Name	Number of Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year End Exercisable/ Unexercisable	Value of Unexercised In- The-Money Options ($ ) (1) At Fiscal Year End Exercisable/ Unexercisable
	#	($)

Rosemary Mazanet(2)	—	—	100,000 / 180,000	$0 / $0

Kerry P. Gray(3)	—	—	1,480,000 / 0	$0 / $0

David P. Nowotnik, Ph.D.	—	—	234,375 / 65,675	$0 / $0

Stephen B. Thompson	—	—	134,895 / 40,105	$0 / $0

(1)   On December 31, 2005, the closing price of our Common Stock as quoted on AMEX was $0.52.

(2)   Options listed in 2005 for Dr. Mazanet indicate options paid to her in connection with her services as our Acting CEO commencing on May 11, 2005.

(3)   Options listed in 2005 for Mr. Gray indicate options paid to him in connection with his services as our President and CEO through May 10, 2005.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2005 about shares of Common Stock outstanding and available for issuance under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders
2005 Equity Incentive Plan	250,000	$1.09	450,000
1995 Stock Awards Plan	2,151,384	$3.64	0
2001 Restricted Stock Plan	0	0	264,087
Equity compensation plans not approved by security holders
2000 Special Stock Option Plan	500,000	$2.50	—

Total	2,901,384	$3.22	714,087

The 2000 Special Stock Option Plan

The 2000 Special Stock Option Plan (the "Special Plan") was adopted by the Board in October, 2000. The Special Plan is a non-stockholder approved plan (as permitted under NASD rules and regulations applicable at the time of adoption by the Board). The Supplemental Plan is intended to be a broadly based plan within the meaning of NASD rules and regulations applicable at the time of adoption by the Board. The Special Plan is not intended to be an incentive stock option plan within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Special Plan allows for the issuance of up to 500,000 options to acquire the Company's stock all of which have been issued. The purpose of the Special Plan is to encourage ownership of Common Stock by employees, consultants, advisors and directors of the Company and its affiliates and to provide additional incentive for them to promote the success of the Company's business. The Special Plan provides for the grant of non-qualified stock options to employees (including officers, directors, advisors and consultants). The Special Plan will expire in October 2010, unless earlier terminated by the Board.

Compensation Pursuant to Agreements and Plans

Employment Agreements

We are party to an employment arrangement with Rosemary Mazanet, our Acting Chief Executive Officer. Dr. Mazanet reports directly to, and is subject to the direction of, the Company’s Board.  Dr. Mazanet salary has been set at $7,500 weekly. Dr. Mazanet was granted a non-qualified stock option of 30,000 shares of the Company’s common stock, with an exercise price equal to fair market value on the date of grant, vesting over a six month period.  In November 2005, Dr. Mazanet was also granted 250,000 options, under the Company’s 2005 Equity Incentive Plan.  70,000 options vested on grant, the rest vest upon attainment of preset milestones.  Dr. Mazanet also receives similar employee benefits as the Company’s other executive officers, D&O insurance coverage and received a signing bonus of $30,000.

We are party to an employment agreement with David P. Nowotnik, Ph.D., our Senior Vice President, Research and Development, which renews automatically for successive one-year periods, with the current term extending until November 16, 2006. Under this agreement, Dr. Nowotnik is currently entitled to receive an annual base salary of $253,620, subject to adjustment by the Board. Dr. Nowotnik is eligible to participate in all of our employee benefit programs available to executives. Dr. Nowotnik is also eligible to receive:

•      a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by the Board;

•      stock options at the discretion of the Board;

•      long-term disability insurance to provide compensation equal to at least $60,000 annually; and

•      term life insurance coverage of $254,000.

Dr. Nowotnik is entitled to certain severance benefits in the event that we terminate his employment without cause or if Dr. Nowotnik terminates his employment following a change of control. In the event that we terminate the employment agreement for any reason, other than for cause, Dr. Nowotnik would receive the salary due for six months. We will also continue benefits for such period. In the event that Dr. Nowotnik’s employment is terminated within six months following a change in control or by Dr. Nowotnik upon the occurrence of certain events following a change in control, Dr. Nowotnik would receive twelve months salary and his stock options shall become immediately exercisable. We will also continue payment of benefits for such period.

We are party to an employment agreement with Stephen B. Thompson, our Vice President and Chief Financial Officer, which renews automatically for successive one-year periods. Mr. Thompson will be paid a yearly salary of $154,080, subject to adjustment by the Board. The employment agreement also grants Mr. Thompson similar employee benefits as the Company’s other executive officers. The Employment Agreement provides for:

•      a bonus payable in cash and common stock related to the attainment of reasonable performance goals specified by the Board;

•      stock options at the discretion of the Board;

•      long-term disability insurance to provide compensation equal to at least $90,000 annually; and

•      term life insurance coverage of $155,000.

Mr. Thompson is entitled to certain severance benefits in the event that we terminate his employment without cause or if Mr. Thompson terminates his employment following a change of control. In the event that we terminate the employment agreement for any reason, other than cause, Mr. Thompson would receive the salary due for six months. We will also continue benefits for such period. In the event that Mr. Thompson’s employment is terminated within six months following a change of control or by Mr. Thompson upon the occurrence of certain events following a change in control, Mr. Thompson would receive twelve months salary and his stock options shall become immediately exercisable. We will also continue payment of benefits for such period.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee operates under a written charter adopted by the Board and is responsible for making all compensation decisions for the Company’s named executives including determining base salary and annual incentive compensation amounts and recommending stock option grants and other stock-based compensation under our equity incentive plans.

Overall Objectives of the Executive Compensation Program

The purpose of our compensation plan is to attract, retain and motivate key management employees. It is our philosophy to pay our executives at levels commensurate with both industry levels and individual experience and performance. A primary consideration in developing our executive compensation programs is to link the long-term financial interests of executives with those of the Company and our stockholders. Throughout the 2005 fiscal year, the Compensation Committee reviewed compensation for comparable organizations in order to establish our total compensation program and to recommend awards under our equity incentive plans.

Base Salary Program

It is our policy to establish salaries at a level approximating the average of the competitive levels in comparable companies in the bio-medical industry and to provide annual salary increases reflective of an executive’s performance, level of responsibility and position with the Company.

Compensation of Chief Executive Officer

On May 11, 2005, we announced that Kerry Gray resigned as President and Chief Executive Officer of the Company, effective as of May 10, 2005, (the “Resignation Date”).  Mr. Gray resigned from the Company’s Board and from all other positions held with the Company, effective as of the Resignation Date. The Company and Mr. Gray entered into a Separation Agreement dated as of May 10, 2005 (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Mr. Gray has agreed to provide certain post-termination assistance to the Company. He also agreed to maintain the confidentiality of Company proprietary information and to a customary mutual release of claims with the Company.  The Separation Agreement provides for an immediate cash payment to Mr. Gray of $225,000 and payments of $33,333.33 each month for a period of 18 months, which payments are secured by a lien on the Company’s assets.  The Company is required to issue 3,500 shares of the Company’s common stock to Mr. Gray each month for a period of 18 months following the Resignation Date.  The Separation Agreement also provides that all of Mr. Gray’s outstanding stock options and shares of restricted stock immediately and fully vested and options remain exercisable for a period of two years.

On May 11, 2005, the Company announced that Rosemary Mazanet, M.D., Ph.D, has been named by the Board as the Company’s Acting Chief Executive Officer, effective as of May 11, 2005 (the “Effective Date”). Her employment arrangement was memorialized in a Letter Agreement with the Company, dated May 10, 2005 (the “Employment Letter”).  Dr. Mazanet’s title is Acting Chief Executive Officer and she reports directly to, and is subject to the direction of,  the Company’s Board.  Dr. Mazanet is paid a weekly salary of $7,500 and was granted a non-qualified stock option of 30,000 shares of the Company’s common stock, with an exercise price equal to the fair market value on the date of grant.  Dr. Mazanet’s option vested monthly over a six month period.  The Employment Letter also grants Dr. Mazanet similar employee benefits as the Company’s other executive officers, D&O insurance coverage and a signing bonus of $30,000.   The Employment Letter provides for additional option or cash grants based on milestones to be agreed upon by Dr. Mazanet and the Company’s Board.

Annual Incentive

Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include Company development, performance against objectives, advancement of our research and development programs, commercial operations, product acquisition, and in-licensing and out-licensing agreements. The Compensation Committee does not utilize formalized mathematical formulas, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to be awarded to each executive based on an individual’s targeted incentive payment. The Compensation Committee believes that analysis of our corporate growth requires subjectivity on the part of the Compensation Committee when determining incentive payments. The Compensation Committee believes that specific formulas restrict flexibility. Based on this criteria, for the 2005 fiscal year Dr. Mazanet was granted options to purchase 250,000 shares of Common Stock from the 2005 Equity Incentive Plan.

Stock Option Plans

The Board has adopted and our stockholders have approved our 2005 Equity Incentive Plan and 1995 Stock Awards Plan, as amended. The 2005 Equity Incentive Plan currently provides for the issuance of up to a maximum of 700,000 shares of our Common Stock to our employees, directors and consultants or any of our subsidiaries. The 1995 Stock Awards Plan provided for the issuance of up to a maximum of 2,500,000 shares of our Common Stock to our employees, directors and consultants or any of our subsidiaries. A total of 2,370,220 options were granted under the plan before it terminated. Options granted under both plans may be either incentive stock options or options which do not qualify as incentive stock options. In 2000, the Board adopted the 2000 Special Stock Option Plan and Agreement (the “2000 Plan”). The 2000 Plan provides for the award of options to purchase a maximum of 500,000 shares of the authorized but unissued shares of our Common Stock.

The stock option plans are administered by a committee of at least three non-employee members of the Board, chosen by the Board, and is currently administered by the Compensation Committee. During 2005, the Compensation Committee was composed of three directors, Herbert H. McDade, Jr., J. Michael Flinn and Max Link. The Compensation Committee presently is composed of Herbert H. McDade , Jr., Jeffrey B. Davis and Stephen B. Howell, MD. The Compensation Committee has the authority to determine those individuals to whom stock options should be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the vesting restrictions, if any, with respect to exercise of each option, the terms for payment of the option price and other terms and conditions of each option.

Our non-employee directors, who include members of the Compensation Committee, are eligible to receive options under the 1995 Stock Awards Plan and the 2005 Equity Incentive Plan. Each non-employee director is entitled to receive options to purchase 12,500 shares of our Common Stock on the date of each annual meeting of stockholders and options to purchase 20,000 shares of Common Stock when he/she is first appointed as a director.

Dr. Mazanet received options to purchase 30,000 shares of Common Stock in the 2005 fiscal year from the 1995 Stock Awards Plan and 250,000 shares of Common Stock in the 2005 fiscal year from the 2005 Equity Incentive Plan. On December 31, 2005, we had granted to Mr. Gray options under the 1995 Stock Awards Plan and the 2000 Plan to purchase an aggregate of 1,480,000 shares of Common Stock at a weighted average exercise price per share of $3.52.

We also have a restricted stock plan, the 2001 Restricted Stock Plan, as amended, under which 400,000 shares of our authorized but unissued Common Stock have been reserved for issuance to certain employees, directors, consultants and advisors. The restricted stock granted under the plan generally vests over five years, 25% two years after the grant date with an additional 25% vesting on the next three anniversary dates. All stock is vested after five years. At December 31, 2005 there were 135,913 shares granted and 264,087 shares available for grant under the 2001 Restricted Stock Plan.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to each of our five highest paid executives. Excluded from this limitation is compensation that is “performance based.” For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. In general, we believe that compensation relating to options granted under the 1995 Stock Awards Plan and 2000 Plan should be excluded from the $1 million limitation calculation. Compensation relating to our incentive compensation awards do not currently qualify for exclusion from the limitation, given the discretion that is provided to the Compensation Committee in establishing the performance goals for such awards. The Compensation Committee believes that maintaining the discretion to evaluate the performance of our management is an important part of its responsibilities and inures to the benefit of our stockholders. The Compensation Committee, however, intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

Conclusion

The Compensation Committee believes these executive compensation policies effectively serve the interests of the stockholders. The Compensation Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to our overall future successes, thereby enhancing the value of the Company for the stockholders’ benefit.

Herbert H. McDade, Jr.

Stephen B. Howell, MD

Jeffrey B. Davis

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board operates under a written charter adopted by the Board in May 2001 and amended and restated by the Board in January 2004, which charter is available on the Company’s website at www.accesspharma.com under the heading “Investor Information.” During 2005, the Audit and Finance Committee was composed of three directors, Max Link, Ph.D., Stuart M. Duty, and John J. Meakem, Jr. The Audit and Finance Committee presently is composed of four directors, Max Link, Ph.D., Stuart M. Duty, John J. Meakem , Jr., and Jeffrey B. Davis. The Board has determined that each of Messrs. Link, Duty and Meakem is independent under applicable SEC and AMEX rules and regulations. In accordance with its written charter, the Audit and Finance Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Audit and Finance Committee obtained from the Company’s independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard  No. 1, “Independence Discussions with  Audit Committees.” The Audit and Finance Committee discussed with the independent accountants any relationships that may impact their objectivity and independence and satisfied itself as to that firm’s independence.

The Audit and Finance Committee discussed and reviewed with the independent accountants all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Audit and Finance Committee met with and without management present, and discussed and reviewed the results of the independent accountants’ examination of the Company’s financial statements.

Based upon the Audit and Finance Committee’s discussion with management and the independent accountants, and the Audit and Finance Committee’s review of the representation of management, and the report of the independent accountants to the Audit and Finance Committee, the Audit and Finance Committee recommended to the Board that the Company include the audited consolidated financial statements in its Annual Report on Form 10-K for the 2005 fiscal year for filing with the SEC. The Audit and Finance Committee also recommended the reappointment, subject to stockholder ratification, of the independent accountants and the Board concurred with such recommendation.

Max Link, Ph.D.

Jeffrey B. Davis

Stuart M. Duty

John J. Meakem, Jr.

Compensation Committee Interlocks And Insider Participation

During 2005, the Compensation Committee was composed of three directors, Herbert H. McDade, Jr., J. Michael Flinn and Max Link. The Compensation Committee presently is composed of Herbert H. McDade , Jr., Jeffrey B. Davis and Stephen B. Howell, MD. The Compensation Committee makes recommendations to the Board regarding executive compensation matters, including decisions relating to salary and annual incentive payments and grants of stock options.  During the 2005 fiscal year, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Board or our Compensation Committee.

Stockholder Return Performance Presentation

Set forth below is a line graph comparing our cumulative stockholder return on our Common Stock with the cumulative total return of the NASDAQ Biotech Index and the Russell 2000 Index for the five fiscal years commencing December 31, 2000. The graph assumes an investment of $100 at the beginning of the period.

Total Returns Index for	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Access Pharmaceuticals, Inc.	$100.00	88.79	29.99	104.78	70.78	10.40

NASDAQ Biotech Index	$100.00	83.80	45.82	66.78	70.86	72.86

Russell 2000 Index	$100.00	102.58	81.56	120.10	142.12	148.61

The foregoing graph is based on historical data and is not necessarily indicative of future performance.

Certain Relationships and Related Transactions

On October 12, 2000, the Board authorized a restricted stock purchase program. Under the program, our executive officers were given the opportunity to purchase shares of Common Stock in an individually designated amount per participant determined by our Compensation Committee. A total of 180,000 shares were purchased by such officers at $5.50 per share, the fair market value of the Common Stock on October 12, 2000, for an aggregate consideration of $990,000. The purchase price was paid through the participant’s delivery of a 50%-recourse promissory note payable to us. Each note bears interest at 5.87% compounded semi-annually and has a maximum term of ten years. The notes are secured by a pledge to us of the purchased shares. We recorded the notes receivable of $990,000 from participants in this program as a reduction of equity in the Consolidated Balance Sheet. As of December 31, 2005, principal and interest on the notes was: Mr. Gray - $763,000; Dr. Nowotnik - $382,000; and Mr. Thompson - $229,000. In accordance with the Sarbanes-Oxley Act of 2002, we no longer make loans to our executive officers.

Dr. Howell, one of our directors, also serves as a scientific consultant pursuant to a consulting agreement with us that provides for a minimum of two days consulting during 2006 at a rate of $2,800 per month plus expenses. Dr. Howell received warrants to purchase 10,000 shares of our Common Stock at $4.96 per share that can be exercised until January 1, 2009; warrants to purchase 15,000 shares of our Common Stock at $3.00 per share that can be exercised until January 1, 2008. During 2005, Dr. Howell was paid $79,000 in consulting fees; during 2004 Dr. Howell was paid $58,000 in consulting fees; and during 2003 Dr. Howell was paid $60,000 in consulting fees. Dr. Howell’s agreement with us expires March 1, 2007.

On January 20, 2006, our Board approved the payment of a fee of $140,000.00 to J. Michael Flinn, the Chairman of the Board, for services as Chairman of the Board. The $140,000 fee was payable on the completion of a financing or merger as determined by the Board. The Company Board also approved the grant of options to purchase 100,000 shares of Common Stock at an exercise price $0.63 per share to J. Michael Flinn, the Chairman of the Board, for services as Chairman of the Board. The Company Board also approved the grant of options to purchase 24,183 shares of Common Stock at an exercise price $0.63 per share to Messrs. Duty and Meakem, members of the Merger and Acquisitions Committee of the Board, for services in connection therewith. The Board also approved the grant of options to purchase 6,000 shares of the Company’s common stock at an exercise price $0.63 per share to each member of the Board, for services members of the Board.

Security Ownership of Certain Beneficial Owners and Management

Based solely upon information made available to us, the following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of April 1, 2006 by (i) each person who is known by us to beneficially own more than five percent of our Common Stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all our executive officers and directors as a group. Beneficial ownership as reported in the following table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them.  The address of each holder listed below, except as otherwise indicated, is c/o Access Pharmaceuticals, Inc., 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207.

Common Stock Beneficially Owned

Name	Number of Shares(1)	% of Class
J. Michael Flinn (2)	293,400	1.7%
Rosemary Mazanet (3)	150,000	*
Mark J. Alvino(4)	227,273	1.3%
Jeffery B. Davis(5)	—	*
Stuart M. Duty (6)	56,683	*
Stephen B. Howell, M.D. (7)	138,195	*
Max Link, Ph.D. (8)	84,500	*
Herbert H. McDade, Jr. (9)	99,757	*
John J. Meakem, Jr. (10)	136,683	*
David P. Nowotnik, Ph.D. (11)	331,329	1.9%
Stephen B. Thompson (12)	188,022	1.1%
Larry Feinberg (13)	5,714,021	26.4%
Kerry P. Gray (14)	1,758,681	9.2%
Heartland Advisors, Inc. (15)	1,586,200	9.0%
SCO Capital Partners LLC (16)	19,318,183	52.3%
All Directors and Executive Officers as a group (consisting of 11 persons) (17)	1,478,569	7.9%

* - Less than 1%

(1)       Includes our outstanding shares of Common Stock held plus all shares of Common Stock issuable upon exercise of options, warrants and other rights exercisable within 60 days of April 1, 2006.

(2)       Includes presently exercisable options for the purchase of 100,000 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan and 82,500 shares of our Common Stock pursuant to the 1995 Stock Option Plan.

(3)       Includes presently exercisable options for the purchase of 120,000 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan and 30,000 shares of our Common Stock pursuant to the 1995 Stock Option Plan.

(4)       Includes 227,273 shares of Common Stock underlying warrants held by Mr. Alvino. Mr. Alvino is Managing Director of SCO Securities LLC. SCO and affiliates (SCO Capital Partners, LLC, Beach Capital LLC, Lake End Capital LLC, Howard Fisher, Jeffrey B. Davis and Mark J. Alvino) are known to beneficially own warrants to purchase an aggregate of 19,318,183 shares of our Common Stock and 22,727,272 shares of Common Stock issuable to them upon conversion of notes. Mr. Alvino disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.  Does not include any shares owned by SCO Capital Partners, LLC and affiliates.

(5)       Mr. Davis is President of SCO Securities LLC. SCO and affiliates (SCO Capital Partners, LLC, Beach Capital LLC, Lake End Capital LLC, Howard Fisher Jeffrey B. Davis and Mark J. Alvino) are known to beneficially own warrants to purchase an aggregate of 19,318,183 shares of our Common Stock and 22,727,272 shares of Common Stock issuable to them upon conversion of notes. Mr. Davis disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Does not include any shares owned by SCO Capital Partners LLC and affiliates.

(6)       Includes presently exercisable options for the purchase of 24,183 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan and 12,500 shares of our Common Stock pursuant to the 1995 Stock Option Plan.Mr. Duty is a partner in Oracle Partners, L.P.  Oracle Partners, L.P. and affiliates (Oracle Institutional Partners, L.P., Oracle

Investment Management, Inc., Sam Oracle Fund, Inc., and Larry N. Feinberg) are known to beneficially own an aggregate of 5,714,821 shares of our Common Stock, including 4,015,000 shares of Common Stock issuable upon conversion of notes. Mr. Duty disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Does not include any shares owned by Oracle Capital Partners, L.P. and affiliates.

(7)       Includes presently exercisable options for the purchase of 64,584 shares of our Common Stock pursuant to the 1995 Stock Option Plan and a warrant to purchase 10,000 shares of our Common Stock at an exercise price of $4.91 per share, and a warrant to purchase 15,000 shares of our Common Stock at an exercise price of $3.00 per share.

(8)       Includes presently exercisable options for the purchase of 35,000 shares of our Common Stock pursuant to the 1995 Stock Option Plan.

(9)       Includes presently exercisable options for the purchase of 62,500 shares of our Common Stock pursuant to the 1995 Stock Option Plan. Also includes 1,000 shares of our Common Stock owned by Thoma Corporation of which Mr. McDade is the beneficial owner.

(10)     Includes presently exercisable options for the purchase of 24,183 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan and 67,500 shares of our Common Stock pursuant to the 1995 Stock Option Plan.

(11)     Includes presently exercisable options for the purchase of 243,750 shares of our Common Stock pursuant to the 1995 Stock Option Plan.

(12)     Includes presently exercisable options for the purchase of 140,417 shares of our Common Stock pursuant to the 1995 Stock Option Plan.

(13)     Larry N. Feinberg is a partner in Oracle Partners L.P., Oracle Partners, L.P., and affiliates (Oracle Institutional Partners, L.P., Oracle Investment Management, Inc., Sam Oracle Fund, Inc., and Larry N. Feinberg), 712 Fifth Avenue, 45th Floor, New York, NY 10019, are known to beneficially own an aggregate of 5,714,821 shares of our Common Stock, including 4,015,000 shares of Common Stock issuable upon conversion of notes.

(14)     Kerry P. Gray, 4939 Stony Ford Dr., Dallas, Texas 75287, beneficially owns 274,681 shares of our Common Stock. Mr. Gray is known to be the beneficial owner of more than five percent of our Common Stock. Mr. Gray’s ownership includes presently exercisable options for the purchase of 1,480,000 shares of our Common Stock pursuant to the 1995 Stock Option Plan and the 2000 Special Stock Option Plan.

(15)     Heartland Advisors, Inc., 789 North Water Street, Milwaukee, WI 53202, beneficially owns 1,586,200 shares of our Common Stock. Heartland is known to be the beneficial owner of more than five percent of our Common Stock. William J. Nasqovitz, as a result of his stock ownership of Heartland, could be deemed to have voting and/or investment power over the shares Heartland beneficially owns.

(16)     SCO Capital Partners LLC, 1285 Avenue of the Americas, 35th Floor, New York, NY 10019, and affiliates (SCO Capital Partners, LLC, Beach Capital LLC, Lake End Capital LLC, Howard Fisher and Mark J. Alvino) are known to beneficially own warrants to purchase an aggregate of 19,318,183 shares of our Common Stock and 22,727,272 shares of Common Stock are issuable to them upon conversion of notes.  Mr. Alvino and Mr. Davis, our directors and executives with SCO Capital Partners LLC, and disclaim beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(17)     Does not include Kerry P. Gray, Larry N. Feinberg and affiliates, Heartland Advisors, Inc. or SCO Capital Partners LLC and affiliates.

PROPOSAL 2

PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT

General

The Company proposes to amend its Certificate of Incorporation to effect a one-for-five reverse stock split (the “Reverse Stock Split”) and will also provide for increasing the authorized number of shares of Common Stock after the Reverse Stock Split to 100,000,000. The increase in the number of authorized shares requires an amendment of the Certificate of Incorporation which is the subject of Proposal 3. If this Proposal 2 is approved by the stockholders, each FIVE shares of Common Stock, par value $.01 per share, outstanding on the effective date of the Reverse Stock Split, (the “Effective Date”) will be converted automatically into ONE share of Common Stock, par value $.01 per share. To avoid the existence of fractional shares of Common Stock, stockholders who would otherwise be entitled to receive fractional shares of Common Stock shall receive a cash distribution in lieu thereof. The Effective Date is expected to be on or before June 30, 2006, but is anticipated to be as soon as practicable following the date of the Meeting.

Background of, and Reasons for, the Reverse Stock Split

In connection with the Company’s February 2006 convertible note and warrant financing with a group of accredited investors led by SCO Capital Partners LLC, the Company currently does not have enough authorized Common Stock to issue upon conversion of all of the notes and exercise of all of the warrants. Therefore, the Company has contractually agreed to effect the Reverse Stock Split. If the Reverse Stock Split is not accomplished prior to June 30, 2006 the Company will be in default under the secured notes issued in such financing. Such notes are secured by substantially all of the assets of the Company.

On March 13, 2006 the Board adopted resolutions approving the Reverse Stock Split and directing that the Reverse Stock Split be placed on the agenda for the consideration of the stockholders at the Meeting.

The Board believes that the recent per share price of the Common Stock has had a negative effect on the marketability of the existing shares, the amount and percentage of transaction costs paid by individual stockholders and the potential ability of the Company to raise capital by issuing new shares. The Company believes there are several reasons for these effects, as summarized below:

There are significant restrictions imposed by most brokerage houses on the ability of their brokers to solicit orders or recommend the purchase of stocks, like ours, that trade on the Pink Sheets, and NASD Over-The-Counter (“OTC”) Bulletin Board. In the majority of cases the purchase of stock is limited to unsolicited offers from private investors, who have to comply with policies and practices involving the completion of time-consuming forms that make the handling of lower-priced stocks economically unattractive. Additionally, most brokerage houses do not permit lower-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Further, the Board believes that the current per share price of the Common Stock may limit the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. The brokerage commission on the purchase or sale of a lower-priced stock may also represent a higher percentage of the price than the brokerage commission on a higher-priced issue.

The opportunity to raise capital to support the Company’s development activities has been reduced as a result of the delisting of the stock from AMEX, the recent price per share of the stock and the thin trading of the stock. These facts have significantly reduced the number of potential investors, increases the cost of raising capital limits and the types of offerings that can be made.

The Board is optimistic that the reduction in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Stock Split and the resulting anticipated increased price level will result in greater interest in the Common Stock by the financial community and the investing public.

The Board has determined that it would be appropriate for the Company to increase the proportionate number of authorized shares of Common Stock in order to have additional shares available for possible future acquisition or financing transactions and other issuances, or to satisfy requirements for additional reservations of shares by reason of future transactions which might require increased reservations. Such increase is the subject of Proposal 3. The Company has no present plans, agreements, understandings or arrangements regarding transactions expected to require the issuance of additional shares of Common Stock that would be authorized by this Proposal 2, other than those relating to currently outstanding options, warrants and convertible notes. If Proposal 2 is approved but Proposal 3 is not approved, the total authorized shares of Common Stock under the Certificate of Incorporation will remain at 50,000,000 shares.

Risks Associated with the Reverse Stock Split

There can be no assurances, however, that the foregoing will occur or that the market price of the Common Stock immediately after implementation of the proposed Reverse Stock Split will increase, and if it increases, no assurance that such increase can be maintained for any period of time, or that such market price will approximate five times the market price before the proposed Reverse Stock Split. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the Common Stock to become less liquid, which could have an adverse effect on the price of the Common Stock. The market price of our Common Stock is based on our performance and other factors, some of which may be unrelated to the number of our shares outstanding.

In addition, there can be no assurance that the Reverse Stock Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stock or that it will increase the Company’s ability to attract and retain employees and other service providers.

Effects of the Reverse Stock Split

General Effects. If this Proposal 2 is approved by the stockholders, the principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of Common Stock from 17,651,040 to approximately 3,530,208, based on share information as of March 30, 2006. Further, as a result of the February 2006 convertible note and warrant financing, the approval of either Proposal 2 or Proposal 3 would prevent the Company from being in breach of a contractual obligation pursuant to the convertible notes and warrants.

Existing Options and Warrants. Upon approval of Proposal 2, the number of shares of Common Stock subject to stock options or other similar rights authorized under the Company’s stock option, stock equity incentive or stock purchase plans will automatically be proportionately adjusted for the one-for-five ratio provided for by the Reverse Stock Split. Further, the number of shares of Common Stock, subject to stock options granted to our directors, officers and employees under our stock option or equity incentive plans and the per share exercise price of these options will automatically be proportionately adjusted for the Reverse Stock Split so that the aggregate exercise price thereunder remains unchanged (i.e., adjusted exercise price times number of options remains unchanged).

Fractional Shares. In order that the Company may avoid the expense and inconvenience of issuing and transferring fractional shares of Common Stock after giving effect to the Reverse Stock Split, stockholders who would otherwise be entitled to receive a fractional share of Common Stock (“Fractional Stockholders”) shall receive payment in cash in lieu of receiving a fractional share of Common Stock.

Effect on Market for Common Stock. The Reverse Stock Split may leave certain stockholders with one or more “odd-lots” of Common Stock, i.e. stock in amounts of less than 100 shares. These odd-lots may be more difficult to sell or require greater transaction cost per share to sell, than shares in even multiples of 100. On March 30, 2006, the closing sale price of the Common Stock on the Pink Sheets was $.29 per share. Upon the effectiveness of the Reverse Stock Split, the Board shall make a proportional downward adjustment to the number of shares subject to outstanding options and warrants and other convertible securities, and a corresponding upward adjustment in the per share exercise or conversion prices to reflect the Reverse Stock Split.

Changes in Stockholders’ Equity. As an additional result of the Reverse Stock Split, the Company’s stated capital, which consists of the par value per share of Common Stock multiplied by the number of shares of Common Stock issued, will be reduced by approximately $176,510 to $35,302 on the Effective Date. Upon effectiveness of the Reverse Stock Split the stated capital will be decreased because the number of shares issued and outstanding will be reduced. Correspondingly, the Company’s capital in excess of par value, which consists of the difference between the Company’s stated capital and the aggregate amount paid to the Company upon the issuance by the Company of all currently outstanding Common Stock, will be increased by approximately $141,208.

Anti-Takeover. Because a reverse stock split would result in an increased number of authorized but unissued shares of our Common Stock, it may be construed as having an anti-takeover effect, although neither the Board nor our management views this proposal in that perspective. However, the Board, subject to its fiduciary duties and applicable law, could use this increased number of authorized but unissued shares of our Common Stock to frustrate persons seeking to take over or otherwise gain control of us by, for example, privately placing shares of our Common Stock with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Shares of our Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Bylaws or certain provisions of the Certificate of Incorporation would not receive the requisite vote. Such uses of our Common Stock could render more difficult, or discourage, an attempt to acquire control of us if such transaction were opposed by the Board. The Company does not have any current plans, proposals or arrangements, written or otherwise, to engage in any business or investment opportunity which might result in the issuance of the authorized but unissued shares of our Common Stock not already reserved for issuance upon exercise of currently outstanding options and warrants.

Dissenter’s Rights

Dissenting stockholders have no appraisal rights under Delaware law or under the Company’s Certificate of Incorporation and Bylaws in connection with the Reverse Stock Split.

Implementation of Reverse Stock Split

If Proposal 2 is approved by the stockholders and the Board continues to believe, as it currently does, that the Reverse Stock Split is in the best interests of the Company and its stockholders, the Reverse Stock Split will be effectuated by the filing of an amendment with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. The Board reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to abandon or delay the filing of any amendment effectuating the Reverse Stock Split if at any time prior to the filing of any such amendment the Board determines, in its sole discretion, that the Reverse Stock Split would not be in the best interests of the Company and its stockholders.

Exchange of Shares and Payment for Fractional Shares

On or after the Effective Date, the Company will mail to each stockholder a letter of transmittal. A stockholder will be able to receive his shares of Common Stock to be issued upon the Reverse Stock Split and, if applicable, cash in lieu of a fractional share of Common Stock to be issued upon the Reverse Stock Split, only by transmitting to the Transfer Agent such stockholder’s stock certificate(s) for shares of Common Stock outstanding prior to the Reverse Stock Split, together with the properly executed and completed letter of transmittal and such evidence of ownership of such shares as the Company may require. Stockholders will not receive certificates for shares of Common Stock to be issued upon the Reverse Stock Split unless and until the certificates representing their shares of Common Stock outstanding prior to the Reverse Stock Split are surrendered.

STOCKHOLDERS SHOULD NOT FORWARD THEIR CERTIFICATES TO THE TRANSFER AGENT UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED AND SHOULD SURRENDER THEIR STOCK CERTIFICATES ONLY WITH THEIR EXECUTED AND COMPLETED LETTERS OF TRANSMITTAL.

No scrip or fractional share certificates for Common Stock will be issued. A payment in lieu of fractional shares of Common Stock to be issued upon the Reverse Stock Split will be made to a Fractional Stockholder promptly after receipt of a properly executed and completed letter of transmittal and stock certificate(s) for all of his shares of Common Stock outstanding prior to the Reverse Stock Split.

There will be no service charges payable by the stockholders of the Company in connection with the exchange of their stock certificates.

Federal Income Tax Consequences

The following summary of the federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the code, and administration and judicial interpretations, all as presently in effect or proposed and all of which are subject to change, possibly with retroactive effect, or different interpretations. The discussion is for general information only and is not intended as tax advice. This discussion doesnot address any state or local or foreign tax considerations. Certain stockholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold the Common Stock as a capital asset, may be subject to special rules not discussed below.

ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT HIS TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAX AND OTHER LAWS.

The receipt of shares of Common Stock (excluding fractional shares of Common Stock) upon the Reverse Stock Split should be a nontaxable transaction under the Code for federal income tax purposes. Consequently, a stockholder should not recognize either gain or loss, or any other type of income, with respect to whole shares to whole shares received pursuant to the Reverse Stock Split. In addition, the aggregate tax basis of such stockholder’s shares of Common Stock prior to the Reverse Stock Split will carry over as the tax basis of the stockholder’s shares of Common Stock received upon the Reverse Stock Split. Each Stockholder will be required to allocate his basis in his shares of Common Stock ratably among the total number of shares of Common Stock upon the Reverse Stock Split. The holding period of the shares of Common Stock received upon the Reverse Stock Split will also include the holding period during which the stockholder held the Common Stock owned prior to the Reverse Stock Split, provided that such Common Stock was held by the stockholder as a capital asset on the Effective Date.

The receipt by a Fractional Stockholder of cash in lieu of a fractional share of Common Stock upon the Reverse Stock Split will be a taxable transaction for federal income tax purposes. The receipt of cash in lieu of fractional shares of Common Stock will result in gain or loss (rather than dividend income) to the Fractional Stockholder assuming, as the Company believes, that such cash distribution is undertaken solely for the purpose of saving the Company the expense and inconvenience of issuing and transferring fractional shares of Common Stock upon the Reverse Stock Split. Capital gain or loss will be long-term capital gain or loss if on the Effective Date the shares of Common Stock have been held by the Fractional Stockholder for longer than one year.

Based on certain exceptions contained in regulations issued by the Internal Revenue Service, the Company does not believe that it or Fractional Stockholders will be subject to backup withholding or informational reporting with respect to the cash distributed to a Fractional Stockholder.

Circular 230 Disclosure:  Internal Revenue Service regulations provide that, for the purpose of avoiding certain penalties under the Internal Revenue Code, taxpayers may rely only on opinions of counsel that meet specific requirements set forth in the regulations, including a requirement that such opinions contain extensive factual and legal discussion and analysis. Any tax advice that may be contained in this document does not constitute an opinion that meets the requirements of the regulations. Any such tax advice therefore cannot be used, and was not intended or written to be used, for the purpose of avoiding any federal tax penalties that the Internal Revenue Service may attempt to impose. Because any such tax advice could be viewed as a “marketed opinion” under the Internal Revenue Service regulations, those regulations require us to state that any such tax advice was written to support the “promotion or marketing” of the matters set forth in this document. Each recipient of this document with whom we do not have an attorney-client relationship should seek advice based on that person’s particular circumstances from an independent tax advisor.

Accounting Matters

The Reverse Stock Split will not affect the par value of our Common Stock. As a result, as of the effective time of the Reverse Stock Split, the stated capital on our balance sheet attributable to our Common Stock will be reduced proportionately, and the additional paid-in capital amount will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be restated because there will be fewer shares of our Common Stock outstanding.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR APPROVAL OF THE REVERSE STOCK SPLIT. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE REVERSE STOCK SPLIT.

Proposal 2 will be approved upon the affirmative vote of a majority of the outstanding shares of Common Stock of the Company on the Record Date.

PROPOSAL 3

PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Reasons for the Amendment

Approval of the proposed amendment will allow the Company to maintain sufficient shares of Common Stock for future business and financial purposes. The proposed amendment would increase the number of authorized shares of Common Stock from 50,000,000 shares to 100,000,000 shares. Authorized but unissued shares of Common Stock may be used by the Company for any purpose permitted under Delaware law, including but not limited to, paying a stock dividend to stockholders, raising capital, providing equity incentives to employees, officers and directors, and entering into transactions that the Board believes provide the potential for growth and profit. The Company periodically considers the advisability of paying a stock dividend when cash dividends are considered. Authorized but unissued shares of Common Stock may also be used to oppose a hostile takeover attempt or to delay or prevent a change in control of the Company, although the Company has no present intention to issue shares for such purpose. Further, future acquisitions are a key component of growth and, from time to time, consideration for acquisitions may include the issuance of Common Stock. The Company currently has no arrangements, agreements or understandings for the issuance or use of the additional shares of Common Stock proposed to be authorized., except that, as a result of the February 2006 convertible note and warrant financing, the Company currently does not have enough authorized Common Stock to issue upon conversion of all of the notes and exercise of all of the warrants.  As a result, unless either Proposal 2 or Proposal 3 is approved, the Company would be in breach of its contractual obligations pursuant to the convertible notes and warrants.

Under the proposed amendment, each of the newly authorized shares of Common Stock will have the same rights and privileges as currently authorized Common Stock. Adoption of the proposed amendment will not affect the rights of the holders of currently outstanding Common Stock of the Company nor will it change the par value of the Common Stock.

Background Information

The authorized capital of the Company currently consists of 50,000,000 shares of Common Stock. The number of shares of Common Stock outstanding as of the Record Date for the Meeting was 17,651,040, which does not include 819 shares that the Company holds as treasury stock. As of such date 27,742,272 shares were reserved for issuance under the Company’s currently outstanding convertible notes and 23,108,221 shares were reserved for issuance upon exercise of currently outstanding warrants and options.  The Company currently does not have enough authorized shares of Common Stock to allow for such conversions and exercises.  Shares of Common Stock are also required for benefit plans for employees and directors.

If the proposed amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State, which the Company expects to occur as soon as practicable after the Meeting. The Board reserves the right not to file the proposed amendment, even if it is approved, if the Board determines, in its sole discretion, that the amendment and the filing thereof is no longer in the best interests of the Company. The Board also reserves the right, even if the proposed amendment is approved, not to effect any of the foregoing transactions or other transactions involving authorized shares of Common Stock if it determines in its sole discretion that any such transaction is not in the best interests of the Company.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR APPROVAL OF THE INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

Proposal 3 will be approved upon the affirmative vote of a majority of the outstanding shares of Common Stock of the Company on the Record Date.

PROPOSAL 4

PROPOSED AMENDMENT OF THE COMPANY’S 2005 EQUITY INCENTIVE PLAN

The Board has authorized, subject to stockholder approval, an increase in the number of shares available under the Company’s 2005 Equity Incentive Plan (the “Plan”) from 700,000 to 5,000,000. The Board believes that this is an appropriate amount of options to be included in the plan given the number of currently outstanding shares options, warrants and convertible securities. The Plan is a successor plan to the Company’s 1995 Stock Option Plan under which the Company could grant a total of 2,500,000 options through December 31, 2005.

Purpose.   The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to employees and directors of and advisers and consultants to the Company. The purpose of the proposed amendment is to provide the Company with additional capacity to award stock options to existing personnel and to attract qualified new employees, directors, advisers and consultants through grants of stock options.

Administration.   The Plan is administered by the Compensation Committee.  During 2005, the Compensation Committee was composed of three directors, Herbert H. McDade, Jr., J. Michael Flinn and Max Link. The Compensation Committee presently is composed of Herbert H. McDade , Jr., Jeffrey B. Davis and Stephen B. Howell, MD. Subject to the provisions of the Plan, the Compensation Committee has discretion to determine when awards are made, which employees are granted awards, the number of shares subject to each award and all other relevant terms of the awards. The Compensation Committee also has broad discretion to construe and interpret the Plan and adopt rules and regulations thereunder.

Eligibility.   Awards may be granted to persons who are employees of the Company whether or not officers or members of the Board and directors of or advisers or consultants to the Company or of any of the Company’s subsidiaries.  No election by any such person is required to participate in the Plan.

Shares Subject to the Plan.   The shares issued or to be issued under the Plan are shares of the Common Stock, which may be newly issued shares or shares held in the treasury or acquired in the open market. Previously, no more than 700,000 shares could be issued under the Plan. The foregoing limit is subject to adjustment for stock dividends, stock splits or other changes in the Company’s capitalization.

Stock Options.   The Committee in its discretion may issue stock options which qualify as incentive stock options under the Internal Revenue Code or non-qualified stock options. The Committee will determine the time or times when each stock option becomes exercisable, the period within which it remains exercisable and the price per share at which it is exercisable, provided that no incentive stock option shall be exercised more than 10 years after it is granted and no other options shall be exercised more than 10 years and one day after it is granted, and further provided that the exercise price of any incentive stock option shall not be less than the fair market value of the Common Stock on the date of grant. The closing price of the Common Stock on the Pink Sheets on March 30, 2006 was $0.29 per share.

Payment for shares purchased upon exercise of an option must be made in full in cash or check, by payment through a broker in accordance with Regulation T of the Federal Reserve Board or by such other mode of payment as the Committee may approve, including payment in whole or in part in shares of the Common Stock, when the option is exercised. No option is transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined by the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended.

Notwithstanding any other provision of the Plan, each non-employee director is also entitled to receive options to purchase 12,500 shares of Common Stock on the date of each annual meeting of stockholders and options to purchase 20,000 shares of Common Stock when he or she is first appointed as a director.

Tax Considerations.   The following is a brief and general discussion of the Federal income tax rules applicable to awards under the Plan. With respect to an incentive stock option, an employee will generally not be taxed at the time of grant or exercise, although exercise of an incentive option will give rise to an item of tax preference that may result in an alternative minimum tax. If the employee holds the shares acquired upon exercise of an incentive stock option until at least one year after issuance and two years after the option grant, he or she will have long-term capital gain (or loss) based on the difference between the amount realized on the sale or disposition and his or her option price. If these holding periods are not satisfied, then upon disposition of the shares the employee will recognize ordinary income equal, in general, to the excess of the fair market value of the shares at time of exercise over the option price, plus capital gain in respect of any additional appreciation. With respect to a non-qualified option, an employee will not be taxed at the time of grant; upon exercise, he or she will generally realize compensation income to the extent the then fair market value of the stock exceeds the option price. The Company will generally have a tax deduction to the extent that, and at the time that, an employee realizes compensation income with respect to an award.

Any tax deductions the Company may be entitled to in connection with awards under the Plan may be limited by the $1 million limitation under Section 162(m) of the Code on compensation paid to any of our chief executive officer or other officers whose compensation is required to be disclosed in this Proxy Statement. This limitation is further discussed in the Compensation Committee Report on Executive Compensation.

For purposes of this summary, we have assumed that no award will be considered “deferred compensation” as that term is defined for purposes of the federal tax rules governing nonqualified deferred compensation arrangements, Section 409A of the Code, or, if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation (in general, by limiting any flexibility in the time of payment). For example, the award of a non-qualified stock option with an exercise price which is less than the market value of the stock covered by the option would constitute deferred compensation. If an award includes deferred compensation, and its terms do not comply with the requirements of these tax rules, then any deferred compensation component of the award will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.

Finally, Internal Revenue Service regulations provide that, for the purpose of avoiding certain penalties under the Internal Revenue Code, taxpayers may rely only on opinions of counsel that meet specific requirements set forth in the regulations, including a requirement that such opinions contain extensive factual and legal discussion and analysis.  Any tax advice that may be contained in this document does not constitute an opinion that meets the requirements of the regulations.  Any such tax advice therefore cannot be used, and was not intended or written to be used, for the purpose of avoiding any federal tax penalties that the Internal Revenue Service may attempt to impose.  Because any such tax advice could be viewed as a “marketed opinion” under the Internal Revenue Service regulations, those regulations require this document to state that any such tax advice was written to support the “promotion or marketing” of the matters set forth in this document.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2005 EQUITY INCENTIVE PLAN. THE BOARD OF

DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY’S 2005 EQUITY INCENTIVE PLAN.

Proposal 4 will be approved upon the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on such proposal.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP, independent certified public accountants, has been the independent registered public accounting firm of the Company since December 1998. The Board has recommended that the stockholders ratify the reappointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the current year.

A representative of Grant Thornton LLP is expected to be present at the Meeting and will be afforded an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees for the fiscal years ended December 31, 2005 and 2004, by the Company’s independent registered public accounting firm, Grant Thornton LLP were as follows:

Fee Category	Fiscal Year 2005	% of Total	Fiscal Year 2004	% of Total
Audit Fees	$220,000	100%	$254,000	100%
Audit-Related Fees	$—	—	$—	—
Tax Fees	$—	—	$—	—
All Other Fees	$—	—	$—	—

Total Fees	$220,000	100%	$254,000	100%

Audit Fees—consists of fees for the audit of the Company’s financial statements and attestation services relating to the report on our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees—consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include internal control related services and accounting consultations and reviews for various matters.

Tax Fees—consists of fees for tax compliance and planning services. Tax compliance includes fees for professional services related to international tax compliance and preparation. Tax planning consists primarily of fees related to the impact of acquisitions and restructuring on international subsidiaries.

All Other Fees—consists of fees for all other permissible services other than those reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent accountants when the entire committee is unable to do so. The chairman of the Audit Committee approved 100% of the services listed under the preceding captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees.”

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR THE RATIFICATION OF GRANT THORNTON LLP. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

Proposal 5 will be approved upon the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on such proposal.

PROPOSAL 6

STOCKHOLDER PROPOSAL

Woodward Partners, a private investment group which holds and controls 362,700 shares of common stock, has proposed the adoption of the following resolution and has furnished the following statement in support of its proposal:

RESOLVED: That, effective immediately, the Company, hereby adopts a mandatory retirement age of 70 years of age for members of its Board.

Supporting Statement: Woodward Partners believes that imposing a mandatory retirement age for its Directors will assist the Company with succession planning and ensure that the Board periodically benefits from the fresh ideas, viewpoints and expertise of new members. Under the mandatory retirement policy, no person may be elected or re-elected as a director of the Company if at that time of his or her election or reelection he or she shall have attained the age of 70 years.  The term of any Director who shall have attained such age while serving as a director shall terminate effective immediately upon his or her seventieth birthday.  Woodward Partners believes that the adoption of a mandatory retirement policy will contribute to improved corporate governance of the Company and will benefit the Company and its shareholders in the long term.

The Board recommends a vote AGAINST this proposal.

The Company is not against the notion of implementing an age limit for directors.  The Company agrees that the implementation of an age limit policy may “ensure that the Board periodically benefits from fresh ideas, viewpoints and expertise of new members.”  However, the Company does not believe implementation of the above stated stockholder proposal, in the manner presented, would either (i) “assist the Company with succession planning,” or (ii) “contribute to improved corporate governance,” as suggested by the stockholder proposal.

Succession Planning.  The implementation of Proposal 6 would not assist the Company with succession planning. Should this Proposal 6 be approved, two of the Board’s current directors would be forced to immediately resign, and another director would be forced to resign shortly thereafter, upon his 70th birthday.  In essence, the Company would lose 3 independent directors in a matter of months, without current prospects for replacement.  Such occurrences in no way assist the Company with succession planning, but in fact produce the opposite result—disruption of the Company’s plans of succession.  Forcing the retirement of a director on his/her birthday, does not assist with succession planning.  Rather, permitting directors to serve out the term for which elected, better permits the Company to plan for the future, and also follows the directive of the shareholders who have previously elected directors to their full terms of service as directors.

Corporate Governance.  The implementation of Proposal 6 would not contribute to improved corporate governance.  All three directors who would be forced to resign in the near future have been determined by the Board to be independent under applicable rules and regulations.  Therefore, the resignation of these directors would not only upset the composition of the Board and of the Board’s committees, but would also cause the Company to no longer have a majority of independent directors on the Board.

Should the stockholders vote against this Proposal 6, the Company shall adopt an alternate age limit policy whereby no individual would be permitted to stand for election or reelection as director after the attainment of 70 years of age.  Such policy however, would not require any director of the company to retire upon his/her 70th birthday, or on the date of the annual meeting if such director is already 70 years of age—as would be required by Proposal 6 if approved.  Adopting an age limit policy on the Company’s terms, rather than as proposed in Proposal 6, would permit the Company the time required for succession planning, good corporate governance, and not immediately be cause for concern with respect to the independence of the Board.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED AGAINST A MANDATORY AGE OF RETIREMENT. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST A MANDATORY AGE OF RETIREMENT.

Proposal 6 will be approved upon the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on such proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board has no knowledge of any matters to be presented for consideration at the Meeting other than those referred to above. If (i) any matters not within the knowledge of the Board as of the date of this Proxy Statement should properly come before the Meeting; (ii) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (iii) any proposals properly omitted from this Proxy Statement and the form of proxy, subject to applicable laws and our Certificate of Incorporation and Bylaws, should come before the Meeting; or (iv) any matters should arise incident to the conduct of the Meeting, then the proxies will be voted by the persons named in the enclosed form of proxy, or their substitutes acting thereunder, in accordance with the recommendations of the Board, or, if no such recommendations are made, in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

The 2007 annual meeting of stockholders is expected to be held on or about May 11, 2007. The Board will make provisions for the presentation of proposals submitted by eligible stockholders who have complied with the relevant rules and regulations of the SEC. We must receive such proposals no later than December 21, 2006 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting, and no later than March 6, 2007 for all other proposals.

FORM 10-K

Our Annual Report on Form 10-K for the 2005 fiscal year is available without charge to each stockholder, upon written request to the Company, c/o Investor Relations, at our principal executive offices at 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207 and is also available on our website at http://www.accesspharma.com under the heading “Investor Information: SEC Documents”.

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE AND ADDRESSED TO ACCESS PHARMACEUTICALS, INC, c/o AMERICAN STOCK TRANSFER & TRUST CO., 40 WALL STREET, 46TH FLOOR, NEW YORK, NEW YORK 10005. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

By Order of the Board,

/s/ Rosemary Mazanet

Rosemary Mazanet
Acting CEO

ACCESS PHARMACEUTICALS, INC.

2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder, having received the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 20, 2006, and revoking any proxy heretofore given, hereby appoints each of J. Michael Flinn, Rosemary Mazanet and Stephen B. Thompson, or any of them, Proxies of the undersigned with full power of substitution, to cumulate votes and to vote all shares of Common Stock of Access Pharmaceuticals, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held Tuesday, May 19, 2006 at 10:00 a.m., local time, at the New York Athletic Club, 180 Central Park South, New York, New York  10019, (212) 247-5100, or any postponement or adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.  If no direction is made, this Proxy will be voted FOR each Director nominee listed in Proposal 1, FOR Proposals 2, 3, 4 and 5; and AGAINST Proposal 6.

In their discretion, the named Proxies are authorized to vote on any other matters which may properly come before the Meeting or any postponement or adjournment thereof as set forth in the Proxy Statement.

(continued and to be signed on the reverse side)

The Board Recommends a vote “For” the election of Directors listed in Proposal 1, and “For” Proposals 2, 3, 4 and 5; and “Against” Proposal 6.  Please sign, date and return this Proxy promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here. ☒

1.    Election of Directors:

☐ FOR ALL NOMINEES	Nominees:
Class 2 – 3 Year Term		Stuart M. Duty

Class 2 – 3 Year Term		Stephen B. Howell, M.D.

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL NOMINEES EXCEPT
(see instructions below)

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

2.	Proposal to amend our Certificate of Incorporation
	to effect a one-for-five reverse stock split.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

3.	Proposal to amend our Certificate of Incorporation
to increase the number of shares of Common
	Stock authorized for issuance.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

4.	Proposal to amend our 2005 Equity Incentive Plan,
	to increase the number of shares authorized	FOR	AGAINST	ABSTAIN
	for issuance.	☐	☐	☐

5.	Proposal to ratify the appointment
of Grant Thornton LLP as our independent
	registered public accounting firm	FOR	AGAINST	ABSTAIN
	for the fiscal year ending December 31, 2006.	☐	☐	☐

6.	Stockholder Proposal to set the age of 70 years
as the mandatory age of retirement
	for members of the Board	FOR	AGAINST	ABSTAIN
	of the Company.	☐	☐	☐

PLEASE MARK, SIGN AND DATE BELOW AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Proxies will also be accepted by transmission of a facsimile provided that such facsimile contains sufficient information from which it can be determined that the transmission was authorized by the stockholder delivering such Proxy. Telegrams or cablegrams may be addressed to American Stock Transfer & Trust Co. at the address appearing on the attached envelope or via telecopy at (718) 234-2287.

Shares Held:

THIS PROXY IS SOLICITED ON BEHALF OF ACCESS PHARMACEUTICALS, INC.’S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO BEING VOTED AT THE 2006 ANNUAL MEETING OF STOCKHOLDERS.

Signature
	Date	Signature if held jointly	Date

NOTE:   Please sign exactly as name or names appear on this Proxy. When shares are held jointly each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.